                                                                     EXHIBIT 2.5

                             TAX SHARING AGREEMENT
                                    BETWEEN
                             LSI LOGIC CORPORATION
                                      AND
                        LSI LOGIC STORAGE SYSTEMS, INC.
                                 MARCH 15, 2004

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
ARTICLE I  DEFINITIONS............................................    1
 1.1  Code........................................................    1
 1.2  Consolidated Returns........................................    1
 1.3  Deconsolidation.............................................    1
 1.4  Distribution................................................    1
 1.5  Group.......................................................    1
 1.6  Group Tax Liability.........................................    1
 1.7  LSI Logic...................................................    1
 1.8  LSI Logic Group.............................................    1
 1.9  Master Separation Agreement.................................    2
1.10  Member......................................................    2
1.11  Person......................................................    2
1.12  Separate Return Tax Liability...............................    2
1.13  Separation..................................................    2
1.14  SSI Business................................................    2
1.15  SSI Group...................................................    2
1.16  Tax Returns.................................................    2
1.17  Taxes.......................................................    2

ARTICLE II  FILING OF RETURNS.....................................    2
 2.1  LSI Logic Filings...........................................    2
 2.2  LSI Logic Discretion........................................    2
 2.3  New Members.................................................    3
 2.4  Review of Tax Returns.......................................    3

ARTICLE III  PAYMENTS.............................................    3
 3.1  Payments of Separate Return Tax Liability...................    3
 3.2  Estimated Income Tax Payments...............................    3

ARTICLE IV  CHANGES IN TAX LIABILITY..............................    3
 4.1  Adjustments.................................................    3
 4.2  Adjustments if Group Tax Liability Unchanged................    4
 4.3  Carrybacks..................................................    4
 4.4  More than One Recomputation.................................    4
 4.5  Penalties; Interest.........................................    4
 4.6  Separately Stated Interest..................................    4

ARTICLE V  INDEMNIFICATION........................................    4
 5.1  Indemnification by SSI......................................    4
 5.2  Indemnification by LSI Logic................................    5
 5.3  Indemnification Payments Due................................    5
 5.4  Taxes and Tax Benefits on Indemnification Payments..........    5

ARTICLE VI  DEFAULT INTEREST......................................    5

                                                                    PAGE
                                                                    ----

ARTICLE VII  RESOLUTION OF DISPUTES...............................    5
 7.1  Before Deconsolidation......................................    5
 7.2  After Deconsolidation.......................................    5

ARTICLE VIII  INFORMATION AND EXPENSES; TAX AUDITS................    6
 8.1  Group Tax Returns; Records..................................    6
 8.2  Refunds; Disputes with Taxing Authorities...................    6

ARTICLE IX  MISCELLANEOUS.........................................    6
 9.1  Limitation of Liability.....................................    6
 9.2  Entire Agreement............................................    6
 9.3  Governing Law...............................................    6
 9.4  Termination.................................................    7
 9.5  Notices.....................................................    7
 9.6  Counterparts................................................    7
 9.7  Binding Effect; Assignment..................................    7
 9.8  Severability................................................    7
 9.9  Failure or Indulgence Not Waiver; Remedies Cumulative.......    8
9.10  Amendment...................................................    8
9.11  Interpretation..............................................    8

                             TAX SHARING AGREEMENT

     This Tax Sharing Agreement (the "Agreement") is entered into as of March 15, 2004 between LSI Logic Corporation, a Delaware corporation (as further defined below, "LSI Logic"), and LSI Logic Storage Systems, Inc., a Delaware corporation ("SSI"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article I hereof.

                                    RECITALS

     1. LSI Logic is the parent of an affiliated group of corporations, as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which SSI is a member.

     2. LSI Logic on behalf of its affiliated group, has filed for previous taxable years consolidated federal income tax returns in accordance with section 1501 of the Code and is required to file consolidated federal income tax returns for subsequent taxable years.

     3. LSI Logic currently owns all of the issued and outstanding stock of SSI.

     4. Heretofore, LSI Logic and SSI have conducted their businesses separately.

     5. LSI Logic and SSI desire to delineate and clarify their relationship by entering into certain agreements to further separate the businesses conducted by LSI Logic and SSI (the "Separation").

     6. The parties wish to provide for the allocation between them of their consolidated tax liabilities, including federal income tax liability, various other federal, state, local, non-U.S. and other tax liabilities, and certain related matters.

     NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For purposes of this Agreement, the terms set forth below shall be defined as follows:

     1.1  "Code" has the meaning set forth in the Recitals hereof.

     1.2 "Consolidated Returns" means any consolidated, combined or unitary Tax Returns filed by LSI Logic with respect to United States federal, state, local or non-U.S. Taxes, including Taxes imposed or based on net income, net worth or gross receipts.

     1.3 "Deconsolidation" with respect to a Group filing a Consolidated Return shall mean an event which causes the Group to cease to be eligible to file such Consolidated Return.

     1.4 "Distribution" shall mean a distribution of SSI stock by LSI Logic to LSI Logic's shareholders in a transaction intended to qualify as a tax-free distribution under section 355 of the Code.

     1.5 "Group" shall mean LSI Logic, SSI, and all other corporations (whether now existing or hereafter formed or acquired) that are required to join with LSI Logic in filing a Consolidated Return.

     1.6 "Group Tax Liability" shall mean the consolidated tax liability of a Group reported on a Group's Consolidated Return.

     1.7 "LSI Logic" shall mean (i) LSI Logic, (ii) any successor common parent corporation described in Treas. Reg. sec. 1.1502-75(d)(2)(i) or (ii), or (iii) any corporation as to which LSI Logic (or successor corporation described in clause (ii) hereof) is the "predecessor" within the meaning of Treas. Reg.
sec. 1.1502-1(f)(4), if such corporation acquires LSI Logic (or a successor corporation described in clause (ii) hereof) in a "reverse acquisition" within the meaning of Treas. Reg. sec. 1.1502-75(d)(3).

     1.8 "LSI Logic Group" shall have the meaning given in the Master Separation Agreement.

     1.9 "Master Separation Agreement" shall mean the Master Separation Agreement between LSI Logic and SSI effective as of December 31, 2003 (as may be amended from time to time).

     1.10 "Member" shall mean any corporation that is included in a Group, or any successor to such corporation. "Member" shall also include SSI after a Deconsolidation or the Distribution with respect to SSI's inclusion in Consolidated Returns.

     1.11 "Person" shall have the meaning given in the Master Separation Agreement.

     1.12 "Separate Return Tax Liability" relates to any Tax reported on a Consolidated Return and shall mean, for any taxable year (or portion of a year), the hypothetical tax liability of each Member equal to the highest corporate tax rate in effect for such year multiplied by such Member's taxable income, provided that the hypothetical tax liability shall be modified by taking into account losses and carryovers of losses of such Member from prior years and, to the extent actually used, credits of such Member. The Separate Return Tax Liability of Member shall be calculated by employing the methods and principles of accounting, elections and conventions that are used by the Group. A Member's taxable income shall be determined on a pro forma basis as if the Member had filed its own separate tax return for such year. The Separate Return Tax Liability of a Member shall include any interest or penalties that would have been shown as due had such Member filed a separate tax return for the taxable year or period in accordance with this Section 1.12.

     For purposes of determining the Separate Return Tax Liability of a Member, the following special rules shall apply:

          (a) The Separate Return Tax Liability of SSI shall include all Taxes relating to, arising out of or resulting from the conduct of the SSI Business for any Tax period or portion of a period, whether before or after Separation, Deconsolidation or the Distribution.

          (b) LSI Logic may from time to time establish any other special rules that LSI Logic in its sole discretion deems necessary or appropriate to carry out the purposes of this Agreement.

     1.13  "Separation" has the meaning set forth in the Recitals hereof.

     1.14 "SSI Business" shall have the meaning given in the General Assignment and Assumption Agreement between LSI Logic and SSI effective as of December 31, 2003 (as may be amended from time to time).

     1.15 "SSI Group" shall have the meaning given in the Master Separation Agreement.

     1.16 "Tax Returns" means all returns, reports and information statements (including all exhibits and schedules thereto and including amendments) required to be filed with a taxing authority with respect to any Taxes.

     1.17 "Taxes" means all federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, severance, excise, payroll, withholding and any other taxes (including interest and penalties thereon), including any contractual or legal liability for other persons' liability for such amounts.

                                   ARTICLE II

                               FILING OF RETURNS

     2.1 LSI Logic Filings. LSI Logic shall, on a timely basis, file or cause to be filed, Consolidated Returns and estimated Tax Returns for each taxable year during the term of this Agreement and shall pay in full any Tax shown as due thereon. Each Member shall execute and file such consents, elections, and other documents as may be required or appropriate for the proper filing of such returns. Each Member shall also maintain such books and records and provide such information as LSI Logic may request in connection with the matters contemplated by this Agreement.

     2.2 LSI Logic Discretion. LSI Logic shall have the right, in its sole discretion, to (i) make any elections which are employed in the filing of such Consolidated Returns, including any elections denominated as such in the Code such as choice of methods of accounting and depreciation;
(ii) determine the manner in which such returns shall be prepared and filed, including without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; (iii) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any such returns; (iv) file, prosecute, compromise or settle any claim for refund; (v) determine whether any refunds to which the Group may be entitled shall be paid by way of refund or credit against the tax liability of the Group and (vi) allocate Tax assets and attributes including losses, credits and earnings and profits.

     2.3 New Members. Upon formation or acquisition of a corporation that is a Member of the Group, LSI Logic shall cause such corporation to execute and be bound by this Agreement as of the first date on which such corporation becomes a Member of the Group. LSI Logic shall accept delivery, as agent of each Member of the Group, of the counterpart of this Agreement executed by such corporation.

     2.4 Review of Tax Returns. LSI Logic shall have the right to review and consent to the federal income tax return and all state income tax returns filed by a Member for such Member's first tax year after such Member ceases to be a Member of the Group, such consent not to be unreasonably withheld.

                                  ARTICLE III

                                    PAYMENTS

     For each taxable year of the Group with respect to which a Consolidated Return is filed, the Members of the Group shall make payments to LSI Logic in the following manner:

     3.1 Payments of Separate Return Tax Liability. Each Member shall pay to LSI Logic the amount of such Member's Separate Return Tax Liability not later than forty-five (45) days after the date on which the relevant tax return is required to be filed (taking account of any extensions thereof).

     3.2 Estimated Income Tax Payments. In the case of income taxes, each Member shall pay to LSI Logic (provided that LSI Logic, in its sole discretion, may waive payment or permit later payment), not later than forty-five (45) days after the date such Member would be required to make payment of estimated income taxes were such Member to file a separate income tax return for the taxable year (including any payment due at the time any extension of time for the filing of such hypothetical return is obtained), an amount, as determined by LSI Logic in a manner consistent with Section 1.12, equal to the portion of such Member's Separate Return Tax Liability that would be due were such Member to file a separate income tax return for the taxable year. Any payments made by a Member to LSI Logic under this Section 3.2 with respect to a taxable year shall be applied to reduce the amount, if any, owing by the Member under Section 3.1 with respect to income taxes due for such year. Any excess of such payments over the amount determined under Section 3.1 for such year shall be repaid by LSI Logic to the Member not later than forty-five (45) days after the date on which the appropriate Group income tax return is filed or, to the extent that such excess represents all or a part of a tax refund claimed by the Group, not later than forty-five (45) days after the receipt of such refund.

                                   ARTICLE IV

                            CHANGES IN TAX LIABILITY

     4.1 Adjustments. If with respect to any taxable year (i) the Group files an amended Consolidated Return reporting a consolidated tax liability different from the Group Tax Liability, (ii) the Group Tax Liability or any Member's tax liability is adjusted and such adjustment is a part of a final "determination" as the term is defined in section 1313(a) of the Code or similar provisions of applicable law, or (iii) the Group is assessed and pays income taxes in excess of the Group Tax Liability by reason of any of the events specified in section 6213(b) or (d) of the Code or similar provisions of applicable law, then the amounts of the payments required under Article III shall be recomputed, subject to the limitations of Section 4.3, to give effect to such amended return, adjustment or assessment, as the case may be. Each Member shall then pay to LSI Logic, or LSI Logic shall then pay to each Member, as the case may be, any difference between the amounts determined by such recomputation and the amounts previously paid. Such payments shall be made no later than (i) where an additional payment of tax by the Group is due as a result of such amended return, adjustment or assessment, the later of (a) forty-five (45) days after the date of which such additional payment of tax is due and (b) forty-five (45) days after the date on which LSI Logic notifies a Member of the amount of payment due from such Member pursuant to this
Section 4.1; or (ii) where the Group receives a refund arising from such amended return or adjustment, forty-five (45) days after the receipt of such refund.

     4.2 Adjustments if Group Tax Liability Unchanged. If with respect to any taxable year the Group files an amended Consolidated Return reporting a consolidated tax liability identical to the Group Tax Liability, then the amounts of the payments required under Article III, subject to the limitations of Section 4.3, shall be recomputed to give effect to such amended return. Not later than forty-five (45) days after the filing of such amended return, each Member shall pay to LSI Logic, or LSI Logic shall pay to each Member, as the case may be, any difference between the amounts determined by such recomputation and the amounts previously paid.

     4.3 Carrybacks. SSI will elect under section 172(b)(3) of the Code or similar provisions of other applicable tax laws to forego the ability to carry back any loss, credit or similar tax attribute recognized after Deconsolidation to tax periods ending on or before Deconsolidation. If with respect to any taxable year a Member realizes a loss or credit that would be permitted under the Code or other applicable tax law (taking into account any election under section 172(b)(3) of the Code or similar provisions of other applicable tax laws) to be carried to one or more taxable years that precede such taxable year if such Member had filed a separate tax return for all such taxable years, then the amounts of the payments required under Article III for such taxable years shall be recomputed to give effect to such carryback. Each Member shall pay to LSI Logic, or LSI Logic shall pay to each Member, as the case may be, any difference between the amounts determined by such recomputation and the amounts previously paid not later than forty-five (45) days after the date on which the Group's federal income tax return for the taxable year is filed, or to the extent that such difference represents all or part of a tax refund claimed by the Group, not later than forty-five (45) days after the receipt of such refund.

     4.4 More than One Recomputation. The parties recognize that a recomputation under Sections 4.1, 4.2 or 4.3 of the amounts of the payments required under Article III for any taxable year will not necessarily be the final determination of the amounts of such payments for such year, and the amounts of such payments may be recomputed more than once.

     4.5 Penalties; Interest. In the event that a change in the tax liability of the Group arising from an amended return, adjustment or assessment described in Section 4.1 results or will result in the receipt or payment of interest, or the payment or recovery of penalties in excess of the aggregate interest or penalties included in determining the aggregate Separate Return Tax Liability of all of the Members, such interest or penalties shall be allocated to each Member as follows: The total amount of such excess interest or penalty shall be multiplied by a fraction, the denominator of which is the amount of the change in the Group Tax Liability on which the interest or penalty is computed, and the numerator of which is the amount of the change in the Member's allocated tax liability, in both cases with respect to the most recent prior computation of the Group Tax Liability and the Member's Separate Return Tax Liability. Each Member shall pay to LSI Logic, or LSI Logic shall pay to each Member, as the case may be, the excess interest or penalties allocated to each Member pursuant to this Section 4.5 at the same time the amounts payable pursuant to Section 4.1 become payable.

     4.6 Separately Stated Interest. Except as provided in Article VI, payments made pursuant to Sections 4.1, 4.2, 4.3, 4.4 or 4.5 shall not themselves bear interest.

                                   ARTICLE V

                                INDEMNIFICATION

     5.1 Indemnification by SSI. SSI shall indemnify and hold harmless LSI Logic against the amount of any and all liability, loss, expense or damage LSI Logic may suffer or incur as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys' and accountants' fees), interest, penalties or judgments made against it arising from or incurred in relation to (i) any failure of SSI to pay any amount to LSI Logic with respect to SSI's obligations under Articles III and IV of this Agreement; (ii) all Taxes (other than Taxes in respect of Consolidated Returns) due or payable by SSI for any Tax period or portion of a Tax period, whether before or after Separation, Deconsolidation or the Distribution; (iii) all Taxes relating to, arising out of or resulting from the conduct of the SSI Business for any Tax period or portion of a period, whether before or after Separation, Deconsolidation or the Distribution; (iv) any Taxes in the nature of transfer Taxes incurred on any transfer of assets by LSI Logic or any of its subsidiaries to SSI or any of its subsidiaries; (v) any Taxes resulting from the application of section 355(e) of the Code or similar provisions of other applicable law to the Distribution as a result of one or more acquisitions of SSI stock after the Distribution, except for any Taxes which would result taking into account only
(A) issuances and dispositions of SSI stock prior to the Distribution and (B) dispositions of SSI stock by LSI Logic Corporation after the Distribution; and
(vi) any Taxes resulting from any action or failure to act by SSI, or any condition known to SSI to exist (and not known to LSI Logic to exist), which action, failure to act or condition causes any representation made in connection with the opinion provided to LSI Logic regarding the qualification of the Distribution under section 355 of the Code to be untrue.

     5.2 Indemnification by LSI Logic. LSI Logic (i) shall indemnify and hold harmless SSI against the amount of any and all liability, loss, expense or damage SSI may suffer or incur as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys' and accountants' fees), interest, penalties or judgments made against it arising from or incurred in relation to all Taxes in respect of all Consolidated Returns other than those Taxes for which SSI is responsible under this Agreement and (ii) shall make any payment, remove any lien and take any action reasonably necessary to prevent SSI from incurring such liabilities, losses, expenses or damages. SSI shall not be entitled to indemnification by LSI Logic pursuant to this Article V unless SSI has made all payments required of it pursuant to Articles III and IV of this Agreement.

     5.3 Indemnification Payments Due. Payment pursuant to the indemnities provided in this Article V shall be made within forty-five (45) days of notice that a payment requiring indemnification under this Article V has been made by LSI Logic or SSI.

     5.4 Taxes and Tax Benefits on Indemnification Payments. If the receipt or accrual of any payment under this Agreement is subject to any Tax and/or generates any Tax benefit, the payor shall adjust the amount of the payment so that the total amount received by the payee, adjusted by applicable Taxes and/or Tax benefits, equals the amount of the required payment.

                                   ARTICLE VI

                                DEFAULT INTEREST

     Where payment required by this Agreement to be made from one party to another is not made within the time provided, the amount not timely paid shall bear interest at the rate established pursuant to section 6621(a)(2) of the Code.

                                  ARTICLE VII

                             RESOLUTION OF DISPUTES

     7.1 Before Deconsolidation. Any dispute or ambiguity concerning the amount of any payment provided for under this Agreement shall be resolved by LSI Logic in a manner consistent with the principles and procedure set forth in this Agreement. The judgment of LSI Logic shall be conclusive and binding upon each of the parties to this Agreement.

     7.2 After Deconsolidation. Notwithstanding this Section 7.2, in the event of a Deconsolidation, disputes arising between SSI and LSI Logic under this Agreement after the Deconsolidation shall be resolved by the procedure specified in Section 3.7 of the Master Separation Agreement, provided that if practicable the arbitrators shall be drawn from nationally recognized accounting firms.

                                  ARTICLE VIII

                      INFORMATION AND EXPENSES; TAX AUDITS

     8.1 Group Tax Returns; Records. LSI Logic is authorized to retain accountants and attorneys for the purpose of preparing the Group's Tax Returns provided for herein, and SSI agrees to pay all costs incurred by SSI in furnishing records, documents or information in the form requested by LSI Logic in connection with the preparation of any such returns. SSI shall promptly forward to LSI Logic any notice relating to any Consolidated Return. Each of LSI Logic and SSI shall promptly (i) forward to the other party any notice relating to any Tax for which the other party might be responsible and (ii) provide the other party with such records, documents and information as the other party shall request in connection with the preparation of such returns or in connection with any dispute with the IRS or any other taxing authority. Each of LSI Logic and SSI shall retain all Tax returns, schedules, work papers and other Tax records relating to matters or periods covered by this Agreement until the expiration of the statute of limitations applicable to such underlying Taxes.

     8.2 Refunds; Disputes with Taxing Authorities. LSI Logic shall be authorized to retain accountants and attorneys for the purpose of preparing any of the refund claims provided for herein, and for representation in connection with any SSI disputes with the IRS or any other taxing authority, including any SSI dispute arising after Deconsolidation to the extent such post-Deconsolidation disputes relate to Consolidated Returns. LSI Logic shall have sole and complete authority to control and resolve any dispute relating to any Consolidated Return with the IRS or any other taxing authority. SSI hereby delegates LSI Logic as its agent and attorney-in-fact for the purpose of filing Group Tax Returns and contesting Group Tax disputes. In cases where the action taken is specific to SSI or where SSI has agreed that the action taken is appropriate, SSI agrees to pay the costs reasonably allocated to it by LSI Logic of employing such attorneys and accountants (including associated court costs), and to bear the costs incurred by it in furnishing records, documents and testimony in connection with any such matter. To the extent that a settlement would materially increase SSI's liability under this Agreement, SSI shall have the right to consent to such settlement, such consent not to be unreasonably withheld.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP BE LIABLE TO ANY OTHER MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S OBLIGATIONS OR LIABILITIES AS SET FORTH IN THIS AGREEMENT RELATING TO INTEREST AND PENALTIES ASSESSED BY ANY TAX AUTHORITY.

     9.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     9.3 Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules, and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 3.7 of the Master Separation Agreement.

     9.4 Termination. This Agreement may be terminated at any time prior to any issuance of SSI stock to persons other than LSI Logic, any corporation in the Group, or employees, consultants or directors of LSI Logic or SSI by and in the sole discretion of LSI Logic without the approval of SSI. This Agreement may be terminated at any time after any issuance of SSI stock to persons other than LSI Logic, any corporation in the Group, or employees, consultants or directors of LSI Logic or SSI by mutual consent of LSI Logic and SSI. In the event of termination pursuant to this Section 9.4, no party shall have any liability of any kind to the other party.

     9.5 Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

     if to LSI Logic:

     LSI Logic Corporation
     1621 Barber Lane
     Milpitas, CA 95035
     Attention: General Counsel
     Fax: (408) 433-6896

     if to SSI:

     LSI Logic Storage Systems, Inc.
     1621 Barber Lane
     Milpitas, CA 95035
     Attention: General Counsel
     Fax: (408) 433-8323

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     9.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     9.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the LSI Logic Group and each member of the SSI Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party's reincorporation, or in conjunction with a change of control event. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

     9.8 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     9.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     9.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     9.11 Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article or a section such reference shall be to an article or section of this Agreement unless otherwise indicated.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have signed this Tax Sharing Agreement effective as of the date first set forth above.

LSI LOGIC CORPORATION                          LSI LOGIC STORAGE SYSTEMS, INC.


By: /s/ Wilfred J. Corrigan                    By: /s/ Thomas Georgens
  -------------------------                    -------------------------


Name: Wilfred J. Corrigan                      Name: Thomas Georgens
  -------------------------                    -------------------------


Title: Chairman/CEO                            Title: President
  -------------------------                    -------------------------

                   [SIGNATURE PAGE TO TAX SHARING AGREEMENT]

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